Exhibit 99.1

Albemarle and International Chemical Investors Announce

Letter of Intent Regarding Thann Facility

RICHMOND, Virginia and FRANKFURT, Germany—August 8, 2006—Albemarle Corporation (NYSE: ALB) and International Chemical Investors Group (“ICIG”) announced that they have signed a letter of intent (“LOI”) regarding the transfer of Albemarle’s facility in Thann, France. Under the terms outlined in the LOI, ICIG will acquire 100 percent of the stock of Albemarle France SAS and its subsidiary Albemarle PPC SAS, the owner of the facility.

“We are delighted having the opportunity to continue and expand operations at the Albemarle Thann site, which will complement our present portfolio of chemical assets, including the fine chemicals custom manufacturing operations of WeylChem. It is our intention to convert the KOH plant as soon as possible to membrane technology and to expand capacity,” says Dr. Achim Riemann, Managing Director of ICIG.

“We look forward to actively supporting the Thann business in its organic growth as well as through additional complementary acquisitions,” says Patrick Schnitzer, Managing Director of ICIG.

“We are working diligently to negotiate definitive agreements, obtain necessary consents and close the transaction as soon as possible,” said Matt Juneau, Regional Managing Director, Albemarle Europe. “We believe ICIG’s leadership and experience in this industry, combined with the dedicated and resourceful workforce at Thann, will provide for a smooth and orderly transition to the new owners.”

The LOI reflects the parties’ intent to conclude a definitive agreement in August 2006. Albemarle and ICIG cannot assure that the definitive agreement will be concluded within this time frame, or at all. Execution of the definitive agreement is contingent on agreement on all material terms and other customary closing conditions for transactions of this nature.

About Albemarle

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading global developer, manufacturer and marketer of highly engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; and construction and packaging materials. The Company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals, and serves customers in approximately 100 countries.

Albemarle Corporation

P.O. Box 1335

Richmond, Virginia, USA

Tel: +1 804 788 6000

About International Chemical Investors

International Chemical Investors is an investment group focusing on mid-sized chemical businesses, preferably subsidiaries of large corporations, which are considered non-core, with leading positions in niche markets, operating in competitive environments. Last year International Chemical Investors has acquired six separate businesses from the German RAG Group division RÜTGERS AG in addition to ENKA, a former subsidiary of Acordis.

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For more information:

Contact: Stéphane Leclef, +32 475 63 02 27, stephane_leclef@albemarle.com, or René Milligan, +1-225-388-7106, rene_milligan@albemarle.com, both of Albemarle Corporation.

Contact: Dr. Achim Riemann, +49 69 506 999-0, achim.riemann@ic-investors.com; Patrick Schnitzer, +49 69 506 999 0, patrick.schnitzer@ic-investors.com, both of International Chemical Investors.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

Albemarle Corporation

P.O. Box 1335

Richmond, Virginia, USA

Tel: +1 804 788 6000